ELEMENTUM

CODE OF ETHICS AND PERSONAL TRADING POLICY

14.01     Overview

This Code of Ethics and Personal Trading Policy (the “Code”) has been adopted by Elementum Advisors, LLC (“Elementum” or the “Firm”) to set forth standards of conduct and personal trading guidelines which every associate of Elementum is expected to follow. This Code is intended to comply with Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”), as amended.

The Firm will provide each Elementum Access Person, as defined below, with a copy of the Code and any amendments hereto. All Elementum Access Persons will be required to certify annually that:

•       They have read and understood this policy and recognize that they are subject to its provisions; and

•       They have complied with the applicable provisions of this policy and have reported all personal securities transactions required to be reported under Section 14.05 of this Code.

If you have any questions regarding this Code, please address them promptly with the Chief Compliance Officer (“CCO”), or their designee.

14.02     Terms and Definitions

A.            Access Person: (i) the Firm’s directors, officers, members and employees (or other persons occupying a similar status or performing similar functions), (ii) any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control, including members of Elementum’s Advisory Board, and

(iii) those temporary employees and independent contractors identified as such by the CCO.

B.            Automatic Investment Plan: A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

C.            Beneficial Ownership: In determining whether a person is a beneficial owner, “beneficial ownership” has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”). As a general matter,

“beneficial ownership” will be attributed to an employee in all instances where the person has or shares (i) the ability to purchase or sell the security; (ii) voting power; or (iii) a direct or indirect monetary interest in such security, including through any contract, arrangement, understanding, relationship or otherwise.

Beneficial ownership typically includes:

1.     Securities held in a person’s own name;

2.     Securities held with another in joint ownership arrangements;

3.     Securities held by a bank or broker as nominee or custodian on such persons’ behalf or pledged as collateral for a loan;

4.     Securities held by immediate family members sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in- law, brother-in-law, or sister-in-law, including adoptive relationships); and

5.     Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

Any uncertainty as to whether an access person beneficially owns a security should be brought to the attention of the CCO, or their designee.

D.            Control: The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

E.             Covered Securities: Includes all securities defined as such under Section 202(a)(18) the Advisers Act, except the following:

1.     Shares of registered open-end investment companies;

2.     Direct obligations of the United States government;

3.     Bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, or other high-quality short-term debt obligations;

4.     Shares issued by any money market fund;

5.     Shares issued by unit investment trusts that are invested exclusively in one or more unaffiliated investment companies.

F.              Client: Any person or entity (including private investment partnerships) for which Elementum serves as an investment adviser.

G.            Exempt Transactions: Those security transactions within a personal investment portfolio that are exempt from the Code’s quarterly reporting requirements and include:

1.  Transactions in shares of registered open-end mutual funds registered under the Investment Company Act of 1940, other than investment companies advised or underwritten by Elementum or an affiliate;

2.  Transactions in securities issued by the United States government;

3.  Transactions in bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, or other high-quality short-term debt obligations;

4.  Transactions in shares of money market funds;

5.  Transactions in accounts not managed by Elementum or an affiliate, in which the employee has no direct or indirect influence or control;

6.  Transactions effected pursuant to an automatic investment plan as defined above;

7.  Transactions in units issued by unit investment trusts that are invested exclusively in one or more unaffiliated mutual funds; and

8.  Transactions in 529 college savings plans.

H.            Federal Securities Laws: The Securities Act of 1933 (“1933 Act”), the 1934 Act the Sarbanes-Oxley Act of 2002, the Advisers Act, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

I.                Funds: All private investment partnerships or private investment companies for which Elementum serves as an investment adviser.

J.               Initial Public Offering (“IPO”): an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

K.             Investor: A limited partner of a private investment partnership or shareholder of a private investment company for which Elementum serves as an investment adviser.

L.              Managed Account: Any account that has the ability to hold Covered Securities where the Access Person does not have any authority, directly or indirectly, to influence, control, direct or effect specific investment decisions with respect to the assets held in such account.

M.          Monetary interest: The opportunity to directly or indirectly profit or share in any profit derived from a security transaction.

N.            Private Placement: An offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) of the 1933 Act or Rule 504, 505 or 506 under said Act, and includes, but is not limited to, Elementum-managed Funds. Private placement has the same meaning as “Limited Offering.”

14.03     Standards of Conduct

A.     Core Principles

As an investment adviser, Elementum stands in a position of trust and confidence with respect to our Clients. Accordingly, we have a fiduciary duty to place the interests of our Clients before the interests of the Firm and Elementum Access Persons. In order to assist the Firm and our associates in meeting our fiduciary obligations, the Firm has adopted this Code, which incorporates the following general principles which all Elementum Access Persons are expected to uphold:

1.     We must at all times place the interests of our Clients first.

2.     All personal securities transactions must be conducted in a manner consistent with the Code and avoid any actual or potential conflicts of interest or any abuse of an Elementum Access Person’s position of trust and responsibility.

3.     Elementum Access Persons must not take any inappropriate advantage of their positions at the Firm.

4.     Diligence and care shall be taken in maintaining and protecting non-public, confidential information concerning Elementum’s Clients (as addressed in Elementum’s Privacy Policy).

5.     Independence in the investment decision-making process must be maintained at all times.

6.     Those portions of Federal Securities Laws (as defined in Section 14.02(H)) that apply to the Firm’s business.

The Firm believes that these general principles not only help us fulfill our fiduciary obligations, but also protect the Firm’s reputation and instill in associates the Firm’s commitment to honesty, integrity and professionalism. Elementum Access Persons should understand that these general principles apply to all conduct, whether or not the conduct is covered by more specific standards or procedures set forth below. Failure to comply with the Code may result in disciplinary action, including termination of employment.

B.     General Prohibitions

The Advisers Act prohibits fraudulent activities by affiliated persons of Elementum. Specifically, these persons may not:

1.     Employ any device, scheme or artifice to defraud a Client;

2.     Make any untrue statement of a material fact to a Client or omit to state a material fact necessary in order to make the statements made to a Client, in light of the circumstances under which they are made, not misleading;

3.     Engage in any act, practice or course of business that operates or would operate as fraud or deceit on a Client; or

4.     Engage in any manipulative practice with respect to a Client.

C.     Personal Conduct

1.     Gifts and Business Entertainment

In order to address conflicts of interest that may arise when an Elementum Access Person accepts or gives a gift, entertainment, special accommodation, or other items of value, the Firm places restrictions on gifts and entertainment.

Gifts. No Elementum Access Person may give or accept any gift(s), service(s) or other item(s) reasonably believed to exceed $100 per calendar year in aggregate value to or from any Client, Investor, person or entity that does business with or on behalf of the Firm or desires to do business with or on behalf of the Firm unless such gift(s), service(s) or other items(s) have been reported to and not disapproved by the CCO, or their designee.

•       No Elementum Access Person may give or accept cash gifts or cash equivalents to or from a Client, Investor, person or entity that does or seeks to do business with or on behalf of the Firm.

•       No Elementum Access Person may use their position with the Firm to obtain anything of value from a Client, Investor, supplier, person to whom the Elementum Access Person refers business, or any other entity with which the Firm does business.

Entertainment. No Elementum Access Person may provide or accept extravagant or excessive entertainment to or from a Client, Investor, person or entity that does or seeks to do business with or on behalf of the Firm. Elementum Access Persons (accompanied by their guest(s), when appropriate) may provide a business entertainment event, such as a meal or a sporting event, of reasonable value. Elementum Access Persons (accompanied by their guest(s), when appropriate) may also accept a business entertainment event of reasonable value, if the person or entity providing the entertainment is present. Any event that an Elementum Access Person reasonably expects to exceed $250 in value must be reported to the CCO, or their designee.

Government Officials. All Elementum Access Persons must comply with the Firm’s Foreign Corrupt Practices Act Policy with regard to any gift or entertainment event involving foreign government officials or their families.

Union Officials. The Department of Labor has stated that special reporting requirements apply to services providers, such as investment advisers, to any labor organization, union official (including a trustee of a Taft-Hartley or a multi- employer pension or welfare fund), union employee or labor relations consultant. Those service providers must make annual reports on Form LM-10 (Employer Report) detailing any gifts and entertainment valued in the aggregate at $250 to such organizations or individuals. Accordingly, Elementum Access Persons must receive pre-approval for all gifts and entertainment provided to these organizations or persons on behalf of Elementum, regardless of value.

2.     Service on Boards of Directors and Other Outside Activities

An Elementum Access Person’s outside business activities could lead to the potential for conflicts of interest and insider trading considerations and may otherwise interfere with an Elementum Access Person’s duties to the Firm. Accordingly, no Elementum Associate may, without the prior approval of the

CCO: (i) serve on the board of directors of any outside company including for- profit and non-profit private and public companies; or (ii) accept any executorship, trusteeship or power of attorney (except with respect to a family member). Unaffiliated Advisory Board members are required to disclose to Elementum all directorships with any outside companies; however, prior approval is not required.

Elementum Access Persons, except for unaffiliated Advisory Board members, who wish to engage in any outside business ventures (including, but not limited to, consulting engagements or charitable positions that require the provision of investment advice) must promptly report such activities to the CCO. Unaffiliated Advisory Board members must disclose to Elementum the general nature of any regular consulting activities; however, specific engagements are not required to be disclosed unless such engagements are not consistent in nature to such previously disclosed regular consulting activities.

Any Elementum Access Person serving on the board of a private company which is about to go public must promptly notify the CCO as such and may be required to resign if it is determined a material conflict exists.

Elementum Access Persons are required to promptly notify the CCO, or their designee, of any updates to their Conflicts of Interest Questionnaire.

3.     Political Contributions

No Elementum Access Person shall make political contributions for the purpose of obtaining or retaining advisory contracts. In addition, Elementum Access Person are prohibited from considering Elementum’s current or anticipated business relationships as a factor in making political contributions.

4.     Charitable Contributions

Elementum Access Persons are prohibited from making charitable contributions for the purpose of obtaining or retaining advisory contracts with organizations. All requests for charitable contributions to be made on behalf of Elementum should be submitted to the CCO, or their designee, for approval.

14.04     Personal Trading Policy

A.     Guiding Principles for Personal Trading

With respect to personal trading accounts and as described more fully in this Code, an Elementum Access Person may not:

1.     Knowingly purchase or sell any catastrophe bonds, catastrophe derivatives or other catastrophe contracts; or participate in any catastrophe reinsurance contracts or any other instrument generally considered a “Risk-Linked Investment” by the Firm;

2.     Knowingly purchase or sell any security, commodity or future on the basis of material non-public information (i.e., “inside information”);

3.     Purchase or sell any security, commodity or future when the Elementum Access Person is aware that the Firm is effecting or proposing to effect a transaction for a Client account in a security of the same issuer; or

4.     Knowingly purchase or sell any security included on a Restricted Trading List (“RTL”) applicable to such Access Person. RTLs are maintained by the CCO, or their designee.

In addition to the Code, all Elementum Access Persons must review, understand and comply with the Firm’s Insider Trading Policy.

The requirements and restrictions contained in this Section apply to all Covered Securities in any personal account.

B.     Pre-Clearance of Personal Securities Transactions

Every Elementum Access Person, except for unaffiliated Advisory Board members, must obtain approval for all personal securities transactions excluding the following:

1.     Shares of registered open- or closed-end investment companies registered under the Investment Company Act of 1940, other than investment companies advised or underwritten by Elementum or an affiliate;

2.     Direct obligations of the United States government;

3.     Bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, or other high-quality short-term debt obligations;

4.     Currencies, including cryptocurrencies; provided however, that initial coin offerings, exchange-traded options or futures relating to foreign currencies, including cryptocurrencies, shall not be exempt;

5.     Shares issued by any money market fund;

6.     Shares issued by any stable value fund;

7.     Units issued by unit investment trusts that are invested exclusively in one or more unaffiliated investment companies;

8.     Interests in 529 college savings plans;

9.     Shares of ETFs;

10.  Shares of ETNs;

11.  Transactions in Managed Accounts;

12.  Transactions effected pursuant to an automatic investment plan; and

13.  Charitable gifts of securities to nonprofit organizations.

It should be noted that the completion of a subscription agreement or similar documentation by an Access Person for an investment in the Funds, including their affiliated entities shall constitute the prior written approval from the CCO, or their designee. Accordingly, Access Persons are not required to seek the prior written approval of the CCO, or their designee, for such transactions.

Pre-clearance requests should be submitted to the CCO, or their designee, and such requests should be made on the form maintained by the CCO, or their designee. The pre-clearance authorization is effective until the close of business five (5) business days after the pre-clearance request is approved for publicly traded securities and thirty (30) days after the pre-clearance request is approved for privately traded securities, unless extended or revoked at the discretion of CCO. New pre-clearance authorizations should be submitted for trades of additional shares even within the five or thirty-day approval window. Increases and/or decreases for any reason in number of shares traded above the pre-clearance request due to price fluctuations will generally not be deemed a violation of this policy. The CCO, or their designee, may disapprove such request for any reason they deem appropriate. All pre- clearance requests of the CCO shall be submitted to a designee for review and approval.

14.05     Securities Holdings and Transactions Reports

A.     Initial and Annual Holdings Reports

Each Elementum Access Person must submit to the CCO, or their designee, no later than 10 days after becoming an Access Person and annually thereafter, an Initial or

Annual Portfolio Holdings Report, disclosing all personal Covered Securities holdings other than excluded securities described in Section 14.02(E). The holdings must be current as of a date no more than 45 days prior to submission of the report. The report must include the following information, as applicable:

1.     Title and type of security

2.     Ticker symbol or CUSIP number

3.     Number of shares

4.     Principal amount

5.     Broker or bank name

6.     Date of the report (if not indicated on a statement)

As noted below, Access Persons are not required to disclose Managed Account holdings. Similarly, since documentation is maintained elsewhere in Elementum’s books and records, Access Persons are not required to disclose holdings in Elementum’s Funds or their affiliated entities as part of their Annual Holdings Report.

B.     Quarterly Transaction Reports

Within 30 calendar days following the end of each calendar quarter, Access Persons shall submit to the CCO, or their designee, a Quarterly Transaction Report, showing all personal securities transactions in which the Access Person had a direct or indirect beneficial ownership interest. The report must include the following information, as applicable:

1.        Date and title of transaction

2.        Ticker symbol or CUSIP number

3.        Interest rate and maturity date

4.        Number of shares

5.        Principal amount

6.        Nature of transaction (purchase or sale)

7.        Price

8.        Broker or bank name

9.        Date of report (if not indicated on statement)

If an Access Person effected no transactions during the applicable quarter, they shall file a report indicating as such. Transactions in the following securities, defined as Exempt Transactions in Section 14.02(G), are not required to be reported:

1.             Transactions in shares of registered open-end mutual funds registered under the Investment Company Act of 1940, other than investment companies advised or underwritten by Elementum or an affiliate;

2.             Transactions in securities issued by the United States government;

3.             Transactions in bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, or other high-quality short-term debt obligations;

4.             Transactions in money market funds;

5.             Transactions in accounts not managed by Elementum or an affiliate, in which the employee has no direct or indirect influence or control (i.e. Managed Accounts);

6.             Transactions effected pursuant to an automatic investment plan as defined above;

7.         Transactions in units issued by unit investment trusts that are invested exclusively in one or more unaffiliated mutual funds; and

8.         Transactions in 529 college savings plans.

Since documentation is maintained elsewhere in Elementum’s books and records, Access Persons are not required to disclose transactions in Elementum’s Funds or their affiliated entities on their Quarterly Transaction Reports.

C.     Linking Personal Accounts

Elementum prefers for each Access Person to directly link all of their investment accounts to its compliance software portal. If accounts are unable to be linked, Access Persons may submit duplicate copies of trade confirmations and periodic statements of their investment accounts to the CCO, or their designee. This requirement applies to any investment account over which the Access Person has direct or indirect beneficial ownership, unless the account has been identified by the CCO as exempt from reporting (e.g., 529 plans).

D.     Opening of New Personal Accounts

Upon the opening of any new personal investment account(s), Elementum Access Persons, except for unaffiliated Advisory Board members, must promptly link the new account(s) to its compliance software portal or otherwise report such account(s) and provide duplicate statements to the CCO, or their designee, unless the account has been identified by the CCO as exempt from reporting. Unaffiliated Advisory Board members will report new personal accounts to the CCO, or their designee, on a quarterly basis.

E.     Managed Accounts

In order to establish a Managed Account, you must grant to the manager complete investment discretion over your account. Pre-clearance is not required for trades in Managed Accounts and Access Persons are not required to disclose Managed Account holdings or transactions on Initial Holdings Reports, Annual Holdings Reports or Quarterly Transaction Reports. Access Persons do remain subject, however, to applicable laws and regulations, including insider trading laws.

For each Managed Account, on no less than an annual basis, Access Persons are required to certify that they do not have authority, directly or indirectly, to influence, direct or effect specific investment decisions in such accounts and their broker, investment adviser or other person exercising control over such accounts, is also required to provide a certification that the Access Person does not have any authority, directly or indirectly, to influence, direct or effect specific investment decisions with respect to the assets held in such account.

Access Persons must notify the CCO immediately after establishing a new Managed Account that has not been previously disclosed. Access Persons must also notify the CCO immediately should they gain the ability to influence or control an account that was previously reported as a Managed Account (i.e., an account over which the Access Person does not have any authority, directly or indirectly, to influence, control, direct or effect specific investment decisions with respect to the assets held in such account).

F.      Review of Personal Securities Reports

The CCO, or their designee, shall generally consider the following factors when reviewing reportable security holdings and transactions reports as well as pre-

clearance requests:

1.        Whether the investment opportunity should be directed to a Client’s account;

2.        Whether the amount or nature of the transaction affected the price or market for the security;

3.        Whether the Access Person benefited from purchases or sales being made for Clients;

4.        Whether the transaction harmed any Client; and

5.        Whether the transaction has the appearance of impropriety.

A designee will review all of the CCO’s personal securities reports. In no case should an Access Person review their own report.

14.06     Reporting of Violations

Every Elementum Access Person must immediately report any Code violation of which they become aware to the CCO. Examples of items that should be reported include (but are not limited to): noncompliance with federal securities laws, conduct that is harmful to Clients or Investors, and purchasing or selling securities contrary to the Code. Such persons are encouraged to report perceived violations as such reports will not be viewed negatively by Elementum, even if the reportable event, upon investigation, is determined to be non-volitional in nature and the CCO determines the Elementum Access Person reported such apparent violation in good faith. The CCO will determine whether such violation should be reported to any Client.

All reports will be treated confidentially and investigated promptly and appropriately. The CCO, or their designee, will keep records of any violation of the Code, and of any action taken as a result of the violation.

14.07     Sanctions

Any violation of the Code may result in disciplinary action. To the extent the violation is material, the CCO and at least one Manager will determine an appropriate sanction unless such violation involves the CCO, then two Managers shall determine appropriate sanction. Disciplinary action may include, but is not limited to, a letter of reprimand, disgorgement, suspension, demotion or termination of employment. In addition, failure to comply with the Code could violate state and federal securities laws, federal commodities laws, and other legal and regulatory requirements including, in some circumstances, those of jurisdictions other than the United States. A violation of state or federal securities laws can carry criminal and civil penalties not only for the person who violates the law, but also for persons who control the violator and persons who aid the violator.

14.08     Exceptions to the Code

The CCO may, under limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

A.                  The CCO believes that the exception would not harm a Client or Investor, violate applicable law or the general principles stated in the Code, or compromise the Elementum Access Person’s or the Firm’s fiduciary duty; and

B.                  The Elementum Access Person provides any supporting documentation that the CCO may request.

14.09     Record Keeping Requirements

The CCO, or their designee, will ensure that all books and records relating to the Code are properly maintained. The books and records required to be maintained include the following:

A.     A copy of the current Code along with prior versions in effect within the past six years;

B.         A record of any violation of the Code, and of any action taken as a result of the violation;

C.         A record of all written acknowledgements of receipt of the Code from each person who is currently or, within the past six years was, an Elementum Access Person;

D.        A record of each holdings and transactions report made by an Elementum Access Person;

E.      A record of the names of persons who are currently, or within the past six years were, Elementum Access Persons;

F.          Personal transaction approvals;

G.        Any reports made to a Client; and

H.        A record of any exception from the Code granted by the CCO, all related documentation supplied by the Elementum Access Person seeking the exception, and the reasons supporting the decision to grant the exception.

These books and records must be maintained by the Firm in an easily accessible place for six years from the end of the fiscal year during which the record was created.

The Firm is required to include a description of this Code in its Form ADV Part 2 and, upon request, furnish Clients and Investors with a copy of the Code.